UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-12

ABIOMED, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than The Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 10, 2016

The following information supplements and amends the proxy statement (the “Proxy Statement”) of Abiomed, Inc. (the “Company”) furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors for the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournment or postponement thereof. This Supplement is being filed with the Securities and Exchange Commission on July 7, 2016.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Only stockholders of record as of the close of business on June 24, 2016 are entitled to receive notice of, and to vote at, the Annual Meeting.

Below, the Company provides additional disclosure regarding executive compensation in the Proxy Statement.

Supplemental Disclosure Concerning Proposal No. 2

Equity Incentives

As disclosed in the Proxy Statement, Mr. Minogue and Dr. Weber each were granted a supplemental time- and performance-based restricted stock unit award in calendar year 2015. These awards (each, a “TSR-Based Award”) are eligible to vest based on the Company’s total shareholder return (“TSR”) as compared with that of the companies in the Standard & Poor’s Health Care Equipment Select Industry Index measured over a three-year period (with 0%, or a ratable amount from 100% to 300% of the underlying restricted stock units, eligible to vest based on actual performance). One half of the units subject to the TSR-Based Awards will be earned and will vest on the date the Compensation Committee determines the Company’s relative TSR, and the remaining half of the earned units will vest one year thereafter, subject to continued employment through such date. These TSR-Based Awards, like all awards under the 2008 Plan, are subject to the terms of the 2008 Plan. The 2008 Plan limits aggregate awards to any individual participant to 300,000 shares of our common stock during a calendar year (the “Annual Limit”). That restriction applies to awards granted to Mr. Minogue and Dr. Weber, including the TSR-Based Awards. Accordingly, neither executive will receive more than 300,000 shares in the aggregate with respect to his calendar year 2015 grants under the 2008 Plan. At the time Mr. Minogue’s TSR-Based Award was granted, because Mr. Minogue held another performance-based RSU award granted in calendar year 2015 (the “Revenue-Based Award”) that could have resulted in him receiving between zero and 63,750 shares under the 2008 Plan, it was unknown whether Mr. Minogue would be eligible to earn the maximum number of shares with respect to his TSR-Based Award if the performance and service conditions were met or if the TSR-Based Award would be limited because of the Annual Limit. After the close of fiscal 2016, Mr. Minogue’s Revenue-Based Award performance vested at approximately 150% of target, and the maximum number of shares that Mr. Minogue could receive with respect to the TSR-Based Award became limited by the Annual Limit. If Mr. Minogue’s TSR-Based Award is earned at the 246% level or greater because the Company’s TSR percentile rank is 89.21% or more as compared with that of the companies in the Standard & Poor’s Health Care Equipment Select Industry Index measured over a three-year period, after application of the Annual Limit, Mr. Minogue will be eligible to receive 189,250 shares of the Company’s common stock, subject to continued employment.

Outstanding Equity Awards at Fiscal Year-End

The Proxy Statement discloses information regarding outstanding equity awards held by the named executive officers on March 31, 2016. Because of the Annual Limit described above, the number of shares of our common stock subject to equity incentive plan awards that were unvested as of March 31, 2016 held by Mr. Minogue, assuming maximum payout, was 239,250 shares, with an aggregate market value of $22,683,293 (rather than 280,700 shares with an aggregate market value of $26,613,167, as reported in the Outstanding Equity Awards on March 31, 2016 table in the Proxy Statement). In addition, in light of the Annual Limit, together with Mr. Minogue’s earning 63,750 shares under the Revenue-Based Award, footnote 4 to such table should reflect 189,250 restricted stock units held by Mr. Minogue that are eligible to vest under his TSR-Based Award (rather than 230,700 restricted stock units).